Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Highlights”, “Senior Securities”, and “Financial Statements” in Post-Effective Amendment No. 11 to the Registration Statement (Form N-2 No. 333-222106) and related Prospectus and Statement of Additional Information of Carlyle Tactical Private Credit Fund (f/k/a OFI Carlyle Private Credit Fund) for the registration of $1,000,000,000 of its common shares and to the incorporation by reference therein of our report dated March 1, 2019, with respect to the consolidated financial statements of OFI Carlyle Private Credit Fund included in its annual report for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, VA

November 1, 2019